                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                (AMENDMENT NO. 8)

                    Under the Securities Exchange Act of 1934

                                   SYLVAN INC.
       -------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
       -------------------------------------------------------------------
                         (Title of Class of Securities)

                                    871371100
       -------------------------------------------------------------------
                                 (CUSIP Number)

                    Wynnefield Partners Small Cap Value, L.P.
                               450 Seventh Avenue
                            New York, New York 10123
                           Attention: Mr. Nelson Obus
                                 (212) 760-0134
       -------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                   Copies to:

                            Jeffrey S. Tullman, Esq.
                                 Kane Kessler PC
                           1350 Avenue of the Americas
                            New York, New York 10019
                                 (212) 541-6222


                                  April 1, 2004
       -------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

                                  SCHEDULE 13D

----------------------                              ----------------------------
CUSIP NO. 871371100                                 Page    2   of   11    Pages
----------------------                              ----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Partners Small Cap Value, L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)                                                  (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                            [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              382,897
       OWNED BY           ------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 0
         WITH             ------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                                     382,897
                          ------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         382,897

--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.4%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------                              ----------------------------
CUSIP NO. 871371100                                 Page    3   of   11    Pages
----------------------                              ----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Small Cap Value Offshore Fund, Ltd.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         Cayman Islands
--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              179,686
       OWNED BY           ------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 0
         WITH             ------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                                     179,686
                          ------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         179,686
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.5%
--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------                              ----------------------------
CUSIP NO. 871371100                                 Page    4   of   11    Pages
----------------------                              ----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Partners Small Cap Value L.P. I
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         WC
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                           [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              507,303
       OWNED BY           ------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 0
         WITH             ------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               507,303
                          ------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         507,303

--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         9.8%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------                              ----------------------------
CUSIP NO. 871371100                                 Page    5   of   11    Pages
----------------------                              ----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Capital Management, LLC
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         New York
--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              890,200
       OWNED BY           ------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 0
         WITH             ------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               890,200
                          ------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         890,200


--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         17.3%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------                              ----------------------------
CUSIP NO. 871371100                                 Page    6   of   11    Pages
----------------------                              ----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Wynnefield Capital, Inc.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                      (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         Delaware
--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              179,686
       OWNED BY           ------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 0
         WITH             ------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               179,686
                          ------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         179,686


--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [ ]


--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         3.5%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------                              ----------------------------
CUSIP NO. 871371100                                 Page    7   of   11    Pages
----------------------                              ----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Nelson Obus
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
--------------------------------------------------------------------------------
   5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              12,000
       OWNED BY           ------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                      1,069,886
         WITH             ------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                                     12,000
                          ------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                                    1,069,886
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,081,886


--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.0%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------                              ----------------------------
CUSIP NO. 871371100                                 Page    8   of   11    Pages
----------------------                              ----------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joshua Landes
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS*

         N/A
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION


         United States
--------------------------------------------------------------------------------
      NUMBER OF           7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              0
       OWNED BY           ------------------------------------------------------
         EACH             8    SHARED VOTING POWER
      REPORTING
        PERSON                 1,069,886
         WITH             ------------------------------------------------------
                          9    SOLE DISPOSITIVE POWER

                               0
                          ------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER

                               1,069,886
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,069,886

--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                        [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         20.8%

--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

----------------------                              ----------------------------
CUSIP NO. 871371100                                 Page    9   of   11    Pages
----------------------                              ----------------------------

         The following constitutes Amendment No. 8 ("Amendment No. 8") to the
Schedule 13D filed by Wynnefield Partners Small Cap Value, L.P. and its affiliates with the Securities and Exchange Commission on May 7, 1999.

Item 4. Purpose of Transaction.

         Item 4 is hereby amended to add the following:

         On April 1, 2004 in connection with the amendment dated as of April 1, 2004 to the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 16, 2003 among the Issuer, Snyder Associated Companies, Inc. ("Snyder") and SAC Holding Co. extending the "End Date" of the Merger Agreement from April 15, 2004 to June 15, 2004, the Wynnefield Group and Snyder entered into Amendment No. 1 (the "Voting Amendment") to the Voting Agreement dated as of November 16, 2003 among the Wynnefield Group and Snyder (the "Voting Agreement"). The Voting Amendment extended the term of the Voting Agreement from April 15, 2004 to June 15, 2004.

         In consideration of the Wynnefield Group's agreement to extend the Voting Agreement, Snyder paid the Wynnefield Group $20,000 as reimbursement of a portion of the legal fees incurred by the Wynnefield Group.

         In addition, on April 1, 2004 the Issuer and Wynnefield Capital, Inc. ("WCI") entered into Amendment No. 1 (the "Meeting Amendment") to that certain Agreement Regarding Annual Meeting dated as of December 15, 2003 between WCI and the Issuer (the "Meeting Agreement"). The Meeting Amendment postponed the date on which the Issuer would have to hold its 2004 Annual Meeting of stockholders, if the Merger Agreement is not consummated, from May 26, 2004 until July 12, 2004.

Item 6 Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

         See Item 4 for a description of Amendment No. 1 to the Voting
Agreement.

         See Item 4 for a description of Amendment No. 1 to the Meeting
Agreement.

                                  SCHEDULE 13D

----------------------                              ----------------------------
CUSIP NO. 871371100                                 Page    10   of   11   Pages
----------------------                              ----------------------------

Item 7. Material to be Filed as Exhibits.

         Exhibit 1 Amendment No. 1 to Voting Agreement dated as of April 1, 2004 by and among the Wynnefield Group and Snyder Associated Companies, Inc.

         Exhibit 2 Amendment No. 1 to Agreement Regarding Annual Meeting dated as of April 1, 2004 between Wynnefield Capital, Inc. and the Issuer.

                                  SCHEDULE 13D

----------------------                              ----------------------------
CUSIP NO. 871371100                                 Page    11   of   11   Pages
----------------------                              ----------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 5, 2004.

--------------------------------------------------------------------------------
Wynnefield Partners Small Cap Value,        Wynnefield Partners Small Cap Value
L.P.                                        L.P. I
By: Wynnefield Capital Management,          By: Wynnefield Capital Management,
LLC, its General Partner                    LLC, its General Partner

By: /s/ Nelson Obus                         By: /s/ Nelson Obus
    ---------------                             ---------------
Co-Managing Member                          Co-Managing Member

--------------------------------------------------------------------------------
Wynnefield Small Cap Value Offshore         Wynnefield Capital Management, LLC
Fund, Ltd.
By: Wynnefield Capital, Inc.
                                            By: /s/ Nelson Obus
By: /s/ Nelson Obus                             ---------------
    ---------------                         Co-Managing Member
President

--------------------------------------------------------------------------------
Wynnefield Capital, Inc.

By: /s/ Nelson Obus                         /s/ Nelson Obus
    ---------------                         ---------------
President                                   Nelson Obus
--------------------------------------------------------------------------------






/s/ Joshua Landes
-----------------
Joshua Landes
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------